Exhibit 99.1

DOMINION RESOURCES BLACK WARRIOR TRUST

Press Release

Dominion Resources Black Warrior Trust

Announces 2nd Quarter Cash Distribution and 2015 Reserve Quantities

DALLAS, TEXAS, May 20, 2015—Dominion Resources Black Warrior Trust (NYSE: DOM) today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.098752 per unit. The distribution will be payable June 9, 2015 to unitholders of record on June 1, 2015. Dominion’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.dom-dominion.com/.

This distribution represents the quarterly royalty payment from Walter Black Warrior Basin LLC (“WBWB”) reflecting production from January 1, 2015 to March 31, 2015. WBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 404 million cubic feet (“MMcf”) during this period compared to 435 MMcf in the previous quarter. Prices for this quarter to the trust averaged $2.96 per Mcf compared to $3.96 per Mcf for the previous quarter. Production declined due to the plugging and abandonment of non-economic wells.

In March 2012, WBWB notified the Trustee that it was undertaking a study of the Underlying Properties on a well-by-well basis to determine the economic viability of continuing to produce each individual well. WBWB has plugged and abandoned 22 such wells, 11 in 2012 and 11 in 2013. These wells were very low producing and deemed non-economical. Additional information about remaining wells has been disclosed in detail in the Trust’s 2014 10-K filed on March 23, 2015. The additional decisions on a well by well basis could adversely affect the Trust’s future revenue stream, and if a significant number of wells are abandoned, it could cause a termination of the Trust. The total number of wells abandoned in 2014 was 8 wells. Walter Energy will continue to evaluate the economic viability of each well on an ongoing basis and provide notice as to any development.

Dominion Resources Black Warrior Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2015, attributable to the Trust from the properties appraised are approximately 11.5 billion cubic feet of gas with a future net value of approximately $43,617,000 with a 10% discounted value of $27,489,000.

With the estimated quantities of this year’s reserve estimate of 11.5 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 5 to 6 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 23, 2015 and is available to all unitholders at this time on the Trust website.

Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by WBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust originally formed by Dominion Resources, Inc. The Trust is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.

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Contact:

Ron E. Hooper

SVP, Royalty Trust Services

Southwest Bank, Trustee

Toll-free – 1.855.588.7839